EXHIBIT 10.1
                                                                    ------------





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                                FUNDING AGREEMENT

                                      among

                           SPECTRASITE HOLDINGS, INC.,

                     SPECTRASITE INTERMEDIATE HOLDINGS, LLC

                                       and

                          THE SEVERAL PURCHASERS NAMED
                              IN SCHEDULE I HERETO

                            Dated as of May 15, 2002






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                                Table of Contents

                                                                            PAGE
                                                                            ----


                                    ARTICLE 1
                                    ---------
                                   THE OFFERS
                                   ----------

SECTION 1.01.  THE OFFERS......................................................2
SECTION 1.02.  PARENT ACTION...................................................4


                                    ARTICLE 2
                                    ---------
                      PURCHASE AND SALE OF PURCHASER NOTES
                      ------------------------------------

SECTION 2.01.  ISSUANCE AND SALE OF THE PURCHASER NOTES TO THE PURCHASERS......5
SECTION 2.02.  CLOSING DATE....................................................5


                                    ARTICLE 3
                                    ---------
                REPRESENTATIONS AND WARRANTIES OF THE CO-ISSUERS
                ------------------------------------------------

SECTION 3.01.  ORGANIZATION AND QUALIFICATION; POWER AND AUTHORITY.............6
SECTION 3.02.  SUBSIDIARIES....................................................6
SECTION 3.03.  CAPITALIZATION..................................................7
SECTION 3.04.  AUTHORIZATION OF AGREEMENTS, ETC................................8
SECTION 3.05.  VALIDITY.......................................................10
SECTION 3.06.  GOVERNMENTAL APPROVALS.........................................10
SECTION 3.07.  FINANCIAL STATEMENTS, ETC......................................11
SECTION 3.08.  ABSENCE OF CERTAIN CHANGES OR EVENTS...........................11
SECTION 3.09.  ACTIONS PENDING................................................13
SECTION 3.10.  INTELLECTUAL PROPERTY RIGHTS...................................13
SECTION 3.11.  TAXES..........................................................14
SECTION 3.12.  COMPLIANCE WITH LAW............................................16
SECTION 3.13.  EMPLOYEE BENEFIT PLANS.........................................16
SECTION 3.14.  ENVIRONMENTAL MATTERS..........................................17
SECTION 3.15.  CONTRACTS......................................................18
SECTION 3.16.  OFFERING OF THE SECURITIES.....................................19
SECTION 3.17.  DISCLOSURE DOCUMENTS...........................................19
SECTION 3.18.  RELATED PARTY TRANSACTIONS.....................................20
SECTION 3.19.  BROKERS........................................................20
SECTION 3.20.  CONDITION OF ASSETS............................................20
SECTION 3.21.  TITLE TO PROPERTIES............................................20
SECTION 3.22.  INVESTMENT COMPANY ACT.........................................20
SECTION 3.23.  ADEQUATE INSURANCE.............................................21
SECTION 3.24.  KNOWLEDGE OF THE CO-ISSUERS....................................21


                                    ARTICLE 4
                                    ---------
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
                ------------------------------------------------

SECTION 4.01.  AUTHORIZATION..................................................21
SECTION 4.02.  VALIDITY.......................................................21
SECTION 4.03.  INVESTMENT REPRESENTATIONS.....................................22
SECTION 4.04.  GOVERNMENTAL APPROVALS.........................................22
SECTION 4.05.  BROKERS........................................................23
SECTION 4.06.  ACTIONS PENDING................................................23


                                    ARTICLE 5
                                    ---------
                                    COVENANTS
                                    ---------

SECTION 5.01.  CONDUCT OF THE CO-ISSUERS' BUSINESS............................23
SECTION 5.02.  USE OF PROCEEDS................................................24
SECTION 5.03.  FURTHER ASSURANCES.............................................24
SECTION 5.04.  STOCKHOLDER MEETING............................................24
SECTION 5.05.  ALTERNATIVE TRANSACTION........................................24
SECTION 5.06.  UNDERTAKING....................................................25
SECTION 5.07.  PUBLIC ANNOUNCEMENTS...........................................25


                                    ARTICLE 6
                                    ---------
                              CONDITIONS PRECEDENT
                              --------------------

SECTION 6.01.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASERS......26
SECTION 6.02.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE CO-ISSUERS......31


                                    ARTICLE 7
                                    ---------
                                   TERMINATION
                                   -----------

SECTION 7.01.  TERMINATION BY THE PARTIES.....................................33
SECTION 7.02.  EFFECT OF TERMINATION..........................................33


                                    ARTICLE 8
                                    ---------
                                  MISCELLANEOUS
                                  -------------

SECTION 8.01.  ADDITIONAL PAYMENT; EXPENSES; INDEMNIFICATION..................34
SECTION 8.02.  SURVIVAL OF AGREEMENTS.........................................36
SECTION 8.03.  PARTIES IN INTEREST; THIRD PARTY BENEFICIARIES.................36
SECTION 8.04.  NOTICES........................................................36
SECTION 8.05.  ENTIRE AGREEMENT; ASSIGNMENT...................................37
SECTION 8.06.  COUNTERPARTS...................................................38
SECTION 8.07.  GOVERNING LAW..................................................38
SECTION 8.08.  HEADINGS.......................................................38
SECTION 8.09.  JURISDICTION...................................................38
SECTION 8.10.  OBLIGATIONS....................................................38
SECTION 8.11.  REMEDIES.......................................................38
SECTION 8.12.  SEVERABILITY...................................................39

                         INDEX TO EXHIBITS AND SCHEDULES


EXHIBIT                             DESCRIPTION
-------                             -----------

A                                   Form of Purchaser Notes
B                                   Form of Merger Agreement
C                                   Form of Third Amended and Restated
                                    Certificate of Incorporation
D                                   Form of Stockholders' Agreement
E                                   Form of Registration Rights Agreement
F                                   Form of Voting Agreement
G                                   Terms of Pledge Agreement
H                                   Form of Registration Rights Amendment
I                                   Form of Trimaran Registration Rights
                                    Amendment
J                                   Form of Opinion of Counsel to Co-Issuers



SCHEDULES                           DESCRIPTION
---------                           -----------

I                                   Purchasers
3.02                                Subsidiaries
3.03                                Options and Warrants
3.06                                Governmental Approvals
3.07                                Undisclosed Liabilities
3.08                                Absence of Certain Changes
3.08A                               Cingular Documents
3.13                                Employee Benefit Plans
3.15(a)                             Material Contracts
3.15(b)                             "Change of Control" Material Contracts

                                  DEFINED TERMS


TERMS                                                                    SECTION
-----                                                                    -------

Alternative Transaction..........................................       5.05(a)
Alternative Transaction Amount...................................       8.01(c)
Ancillary Agreements.............................................       3.04(a)
Balance Sheet....................................................       3.07(a)
Balance Sheet Date...............................................       3.07(a)
Business Day.....................................................       1.01(a)
Cash Offer.......................................................       1.01(a)
Cash Offer Documents.............................................       1.01(a)
Cash Offers......................................................       1.01(a)
Cash Offers to Purchase..........................................       Recitals
Cingular Documents...............................................         3.08
Cingular Transaction.............................................       6.01(t)
Claims...........................................................       3.02(b)
Closing..........................................................         2.02
Closing Date.....................................................         2.02
Co-Issuers.......................................................       Preamble
Code.............................................................       3.11(a)
Compensation Arrangement.........................................       3.13(a)
Controlled Group Entity..........................................       3.13(c)
Controlling Person...............................................       8.01(f)
Conversion Shares................................................       3.03(e)
Credit Agreement.................................................       Recitals
Designated Cash Offers...........................................       6.01(f)
Eligible Purchaser...............................................       5.05(a)
Employee Plan....................................................       3.13(a)
Employee Stock Options...........................................       3.03(b)
ERISA............................................................       3.13(a)
Exchange Act.....................................................         3.16
Exchange Notes Conversion Shares.................................       3.04(a)
Exchange Offer...................................................       1.01(b)
Exchange Offer Documents.........................................       1.01(b)
Exchange Offers..................................................       1.01(b)
Exchange Offers to Purchase......................................       Recitals
GAAP.............................................................       3.07(a)
High Yield Debt..................................................       Recitals
HSR Act..........................................................         3.06

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Indemnified Person...............................................       8.01(f)
Intellectual Property Rights.....................................         3.10
Intermediate Holdco..............................................       Preamble
Junior Exchange Notes............................................       Recitals
Knowledge of the Co-Issuers......................................         3.24
Material Adverse Effect..........................................         3.01
Material Breach..................................................         7.02
Material Contracts...............................................       3.15(a)
Merger...........................................................       Recitals
Merger Agreement.................................................       Recitals
New Compensation Arrangements ...................................       6.01(j)
Notes............................................................       Recitals
Offer............................................................       1.01(b)
Offer Documents..................................................       1.01(b)
Offers...........................................................       1.01(b)
Offers to Purchase...............................................       Recitals
Operating Company................................................       Recitals
Parent...........................................................       Preamble
Parent Common Stock..............................................       Recitals
Parent Proxy Statement...........................................         3.17
Parent Stockholder Approval......................................         5.04
Parent Stockholder Meeting.......................................         5.04
Pledge Agreement.................................................       3.04(a)
Preferred Stock..................................................       3.03(a)
Purchaser Notes..................................................       Recitals
Purchasers.......................................................       Preamble
Registration Rights Agreement....................................       3.04(a)
Registration Rights Amendment....................................       3.04(a)
Related Party....................................................         3.18
Required Purchasers..............................................       1.01(a)
SEC..............................................................         3.08
SEC Documents....................................................         3.08
Securities.......................................................       3.04(a)
Securities Act...................................................       3.02(b)
Special Committee................................................         1.02
Stockholders' Agreement..........................................       3.04(a)
subsidiary.......................................................       3.02(c)
Tax Returns......................................................       3.11(b)
Tax Sharing Agreements...........................................       3.11(a)
Taxes............................................................       3.11(a)

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Third Amended and Restated Certificate of Incorporation..........         1.02
Trimaran Registration Rights Amendment...........................       3.04(a)
Voting Agreement.................................................       3.04(a)

                                FUNDING AGREEMENT



         FUNDING AGREEMENT, dated as of May 15, 2002, among SpectraSite Holdings, Inc., a Delaware corporation ("PARENT"), SpectraSite Intermediate Holdings, LLC, a Delaware limited liability company ("INTERMEDIATE HOLDCO" and, together with Parent, the "CO-ISSUERS" and each, a "CO-ISSUER"), the several purchasers named in Schedule I hereto (each a "PURCHASER" and collectively, the "PURCHASERS").

         WHEREAS, each of the Co-Issuers desires to sell to the Purchasers, and the several Purchasers desire to purchase, on the terms and subject to the conditions set forth herein, up to $350 million aggregate principal amount of 12.875% Convertible Term Notes due 2008 in the form attached as Exhibit A hereto (collectively, the "PURCHASER NOTES", which term shall include any replacement Purchaser Notes that may be issued from time to time pursuant to the terms thereof, including any Purchaser Notes that may be issued under the Indenture (as defined in the Purchaser Notes)), which Purchaser Notes shall be convertible into shares of Parent's common stock, par value $0.001 per share (the "PARENT COMMON STOCK"), in accordance with the terms of the Purchaser Notes;

         WHEREAS, the Co-Issuers and the Purchasers agree that (i) Intermediate Holdco shall receive 100% of the proceeds from the issuance of the Purchaser Notes, (ii) Intermediate Holdco shall contribute a portion of such proceeds to SpectraSite Communications, Inc. (the "OPERATING COMPANY"), which shall use such contribution to repay a portion of the amounts outstanding and permanently reduce the commitment under its existing Credit Agreement, dated as of February 22, 2001, as amended, by and among the Operating Company, as Borrower, Parent, as a Guarantor, CIBC World Markets Corp. and Credit Suisse First Boston, as Joint Lead Arrangers and Bookrunners, and the other credit parties thereto (the "CREDIT AGREEMENT"), (iii) Intermediate Holdco shall lend the remaining proceeds from the issuance of the Purchaser Notes to Parent and (iv) Parent shall use such loan proceeds to fund the repurchase on the terms set forth in the Offers to Purchase in form and substance reasonably satisfactory to the Purchasers (the "CASH OFFERS TO PURCHASE"), of each of Parent's 12% Notes, 11-1/4 % Notes, 10-3/4 % Notes, 12-7/8 % Notes and 12-1/2 % Notes (each, as defined in the Offers to Purchase (defined below) and collectively, the "HIGH YIELD DEBT");

         WHEREAS, Parent shall make an offer to certain holders of the High Yield Debt to exchange, on the terms set forth in the Offers to Purchase in form and substance reasonably satisfactory to the Purchasers (the "EXCHANGE OFFERS TO PURCHASE" and together with the Cash Offers to Purchase, the "OFFERS TO PURCHASE"), certain of the High Yield Debt for newly issued 12.875% Convertible Notes due 2008 issued on a joint and several basis by Parent and Intermediate Holdco and having the principal terms described in the Exchange

Offers to Purchase (collectively, the "JUNIOR EXCHANGE NOTES" and together with the Purchaser Notes, the "NOTES"); and

         WHEREAS, on or prior to the Closing Date (as hereinafter defined), SCI Merger Vehicle, Inc., a wholly-owned subsidiary of Intermediate Holdco, shall merge with and into the Operating Company (the "MERGER") in accordance with the terms and conditions set forth in the form of Merger Agreement attached hereto as Exhibit B (the "MERGER AGREEMENT"), such that the Operating Company will be the surviving corporation in the Merger and shall then be a direct wholly-owned subsidiary of Intermediate Holdco, which is a wholly-owned subsidiary of Parent.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1
                                   THE OFFERS

         Section 1.01.THE OFFERS. Provided that nothing shall have occurred that, had each Cash Offer referred to below been commenced, would give rise to a right to terminate such Cash Offer pursuant to any of the conditions set forth in Item 9 of the Cash Offers to Purchase, as promptly as practicable after the date hereof, but in no event later than 5 Business Days following the public announcement of the terms of this Agreement, Parent shall commence a series of offers (each, a "CASH OFFER" and, collectively, the "CASH OFFERS") to repurchase each series of the outstanding High Yield Debt at a price and subject to the other terms and conditions set forth in the applicable Cash Offer to Purchase. As used herein, "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized by law to close. Parent shall commence the Cash Offers by preparing and mailing to the holders of the High Yield Debt the Cash Offers to Purchase, together with the related letter of transmittal and other documents (the "CASH OFFER DOCUMENTS"), the terms of which (including any amendments or supplements thereto) in each case shall be in form and substance satisfactory to the Purchasers scheduled to purchase a majority of the aggregate principal amount of the Purchaser Notes pursuant to Section 2.01(a) (the "REQUIRED Purchasers"). Parent agrees promptly to correct any information provided by it for use in the Cash Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and to cause the Cash Offer Documents as so corrected to be disseminated to the holders of the High Yield Debt, in each case as and to the extent required by applicable federal securities laws.

         (b) Provided that nothing shall have occurred that, had each Exchange Offer referred to below been commenced, would give rise to a right to terminate such Exchange Offer pursuant to any of the conditions set forth in Item 9 of the Exchange Offers to Purchase, as promptly as practicable after the date hereof, but in no event later than 5 Business Days following the public announcement of the terms of this Agreement, Parent shall commence a series of Exchange Offers (each, an "EXCHANGE OFFER" and, collectively, the "EXCHANGE OFFERS") to repurchase each series of the outstanding High Yield Debt at a price and subject to the other terms and conditions set forth in the applicable Exchange Offer to Purchase. Parent shall commence the Exchange Offers by preparing and mailing to certain holders of the High Yield Debt that are Qualified Institutional Buyers (as defined in Rule 144A promulgated under the Securities Act) the Exchange Offers to Purchase, together with the related letter of transmittal and other documents (the "EXCHANGE OFFER DOCUMENTS" and, together with the Cash Offer Documents, the "OFFER DOCUMENTS"), the terms of which (including any amendments or supplements thereto) in each case shall be in form and substance satisfactory to the Required Purchasers. The Exchange Offer Documents shall provide that the Exchange Offers shall terminate upon the termination of any of the Cash Offers. Parent agrees promptly to correct any information provided by it for use in the Exchange Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and to cause the Exchange Offer Documents as so corrected to be disseminated to such holders of the High Yield Debt, in each case as and to the extent required by applicable federal securities laws. As used herein, "OFFERS" shall mean, collectively, the Cash Offers and the Exchange Offers and "OFFER" shall mean any one of such Offers.

         (c) Except as otherwise specifically provided in Section 1.01(d) or Section 1.01(e) below, without the prior written consent of the Required Purchasers, Parent may not waive any of the conditions to any Offer, make any change in the terms of or conditions to any Offer, extend or terminate any Offer or impose conditions to any Offer in addition to those set forth in Item 9 of the Cash Offers to Purchase (in the case of any Cash Offer) or in Item 9 of the Exchange Offers to Purchase (in the case of any Exchange Offer); PROVIDED that, without the consent of the Required Purchasers, Parent shall have the right to extend each Offer on one or more occasions for an aggregate period of not more than 10 Business Days if, at the scheduled or extended expiration date of such Offer, any of the conditions to such Offer shall not have been satisfied or waived; PROVIDED, FURTHER, that no Exchange Offer shall expire sooner than 10 Business Days following the expiration of the last Cash Offer to expire. Subject to the foregoing and upon the terms and subject to the conditions of each Offer, Parent shall accept for payment and pay for, promptly after the expiration of such Offer, all High Yield Debt validly tendered and not withdrawn pursuant to such Offer.

         (d) Notwithstanding anything herein to the contrary, (i) if any Cash Offer is terminated (with the prior written consent of Parent and otherwise in a manner consistent with the other provisions of this Section 1.01) prior to the expiration date of such Cash Offer, Parent will immediately terminate each

Exchange Offer then pending and (ii) if upon the expiration of any Offer the conditions to such Offer have not been satisfied, Parent may terminate such Offer; PROVIDED that, in the case of clause (ii), Parent shall have given the Required Purchasers at least 72 hours advance notice of any such termination and shall have made the payment referred to in Section 8.01(d) hereof, if applicable.

         (e) Notwithstanding anything herein to the contrary, (i) Parent may waive the following "General Conditions" set forth in Item 9 of the Cash Offers to Purchase without the prior written consent of the Required Purchasers:

         (x)      Condition 1;

         (y) Condition 4(iii); PROVIDED that the adverse effect referred to in such condition is not material to Parent and its subsidiaries taken as a whole; or

         (z) Condition 5(ii); PROVIDED that the change or changes referred to in such condition are not material to Parent and its subsidiaries taken as a whole.

         (f) Notwithstanding anything herein to the contrary, Parent may waive the following "General Conditions" set forth in the Exchange Offers to Purchase without the prior written consent of the Required Purchasers:

         (x)      Condition 1;

         (y) Condition 4(iii); PROVIDED that the adverse effect referred to in such condition is not material to Parent and its subsidiaries taken as a whole; or

         (z) Condition 5(ii); PROVIDED that the change or changes referred to in such condition are not material to Parent and its subsidiaries taken as a whole.

         SECTION 1.02. PARENT ACTION. Parent represents that its board of directors, at a meeting duly called and held and acting on the unanimous recommendation of a special committee of the board of directors of Parent comprised entirely of non-management independent directors (the "SPECIAL COMMITTEE"), has (i) determined that this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Offers, are fair to and in the best interests of Parent's stockholders (other than, in the case of the Cash Offers, the Purchasers and their affiliates), (ii) approved and adopted this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Offers, in accordance with the requirements of the Delaware General Corporation Law and (iii) resolved to recommend that its stockholders approve the issuance of shares of Parent Common Stock upon conversion of the Notes and approve and adopt the Third Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit C (the "THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION"), in each case in the manner described in Section 5.04. Parent further represents that Banc of America Securities LLC has delivered to Parent's board of directors its written opinion that the issuance and sale of the Purchaser Notes is fair, from a financial point of view, to the Parent and its "restricted subsidiaries" (as defined in the indentures governing the Parent's High Yield Debt).

                                   ARTICLE 2
                      PURCHASE AND SALE OF PURCHASER NOTES

         SECTION 2.01 . ISSUANCE AND SALE OF THE PURCHASER NOTES TO THE PURCHASERS.

         (a) Subject to the terms and conditions set forth herein, on the Closing Date the Co-Issuers shall issue, sell and deliver, as co-obligors acting on a joint and several basis, to the Purchasers and each such Purchaser, acting severally and not jointly, shall purchase from the Co-Issuers, Purchaser Notes in the principal amount set forth opposite the name of such Purchaser on
Schedule I; PROVIDED that if Parent accepts for payment, pursuant to the terms of the Cash Offers, High Yield Debt having an aggregate Purchase Price (as defined in the Cash Offers to Purchase) of less than the aggregate Maximum Offer Consideration (as defined in the Cash Offers to Purchase) for all series of High Yield Debt, the Required Purchasers, in their sole discretion, may elect to reduce by up to the amount of such shortfall the aggregate principal amount of the Purchaser Notes to be purchased by the Purchasers on the Closing Date as set forth on Schedule I hereof, which reduction shall be allocated among the Purchasers pro-rata in accordance with the amounts set forth opposite their names on Schedule I. On the Closing Date, the Co-Issuers shall issue a certificate or certificates for the Purchaser Notes in definitive form, registered in such names and in such denominations as each Purchaser shall request not later than one Business Day prior to the Closing Date.

         (b) As payment in full for the Purchaser Notes being purchased by it hereunder, and against delivery of the certificate or certificates therefor as aforesaid, on the Closing Date each Purchaser, acting severally and not jointly, shall transfer, by wire transfer of immediately available funds to an account of Intermediate Holdco designated by the Co-Issuers, the amount set forth opposite the name of such Purchaser on Schedule I, as such amount may be reduced as described in the proviso to Section 2.01(a).

         SECTION 2.02 . CLOSING DATE. The issuance, sale and delivery of the Purchaser Notes contemplated by Section 2.01 (the "CLOSING") shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY, 10017 as soon as practicable after the satisfaction or waiver of each of the conditions to the obligations of the parties set forth in Article 6 hereof, or at such date and time as may be mutually agreed upon among the parties hereto (such date and time of the Closing being the "CLOSING DATE").

                                   ARTICLE 3
                REPRESENTATIONS AND WARRANTIES OF THE CO-ISSUERS

         Each of the Co-Issuers, jointly and severally, represents and warrants to the Purchasers as follows:

         SECTION 3.01. ORGANIZATION AND QUALIFICATION; POWER AND AUTHORITY. Parent is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted and as proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on the rights or remedies of the Purchasers, or on the ability of the Co-Issuers to perform their obligations to the Purchasers, under this Agreement, the Ancillary Agreements and the Notes or on the business, operations, property, assets, liabilities, condition (financial or otherwise) or results of operations of the Co-Issuers and their subsidiaries, taken as a whole ("MATERIAL ADVERSE EFFECT"). Intermediate Holdco is a limited liability company validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own or lease and operate its properties and assets and to carry on its business as currently conducted. Intermediate Holdco has not engaged in any activities or incurred any liabilities other than in connection with its organization, this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. Except to the extent contemplated by Section 5.04, each of the Co-Issuers has the power and authority (corporate or otherwise) to execute, deliver and perform all of its obligations hereunder and under each of the Ancillary Agreements and the Notes.

         Section 3.02. SUBSIDIARIES.

         (a) Intermediate Holdco is a direct wholly-owned subsidiary of Parent. At the time of the Closing, the Operating Company shall be a direct wholly-owned subsidiary of Intermediate Holdco.

         (b) Each Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT")) of the Co-Issuers is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or other organizational power and authority to own or lease and operate its properties and assets and to carry on its business as currently conducted. Each Significant Subsidiary of the Co-Issuers is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. All the outstanding shares of capital stock of each of such Significant Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are owned by the Co-Issuers or their subsidiaries free and clear of any liens, claims, charges, restrictions, rights of others, security interests, prior assignments or other encumbrances of any nature whatsoever (collectively, "CLAIMS"), other than (i) Claims existing pursuant to the Credit Agreement and (ii) as set forth on Schedule 3.02, and, other than pursuant to the Credit Agreement, there are no proxies, voting or transfer agreements or understandings outstanding with respect to any such shares.

         (c) For purposes of this Agreement, "SUBSIDIARY" means, with respect to any party, any corporation, partnership, limited liability company or other business entity a majority of whose outstanding equity interests entitled to vote for directors (or other persons performing substantially similar functions) is at the time owned by such party and/or one or more of its subsidiaries.

         SECTION 3.03. CAPITALIZATION.

         (a) As of the date hereof, before giving effect to the transactions contemplated hereby, the authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock, and 40,000,000 shares of preferred stock, $0.001 par value ("PREFERRED STOCK"). As of May 1, 2002, 154,015,469 shares of Parent Common Stock were issued and outstanding, all of which shares were duly authorized and validly issued and are fully paid and nonassessable and the holders thereof are not entitled to any preemptive or other similar rights. As of the date hereof, there were no shares of Preferred Stock issued and outstanding.

         (b) As of May 7, 2002, options (the "EMPLOYEE STOCK OPTIONS") to purchase an aggregate 12,702,056 shares of Parent Common Stock are outstanding under any of Parent's (i) Stock Incentive Plan or (ii) any other employee stock option plan, of which options to purchase 4,965,594 shares of Parent Common Stock are currently exercisable as at such date. Schedule 3.03 hereto sets forth a complete and accurate list as of May 7, 2002 of all outstanding Employee Stock Options held by current or former employees (including a vesting schedule and the exercise price of each option grant). Except as set forth on Schedule 3.03 and except for rights to purchase an aggregate of 293,567 shares of Parent Common Stock under Parent's Employee Stock Purchase Plan, there are no preemptive rights, options, warrants or similar rights, or any liens or encumbrances granted by any of the Co-Issuers in respect of shares of capital stock of Parent or the equity of Intermediate Holdco or, except as disclosed on
Schedule 3.03 and except for rights to purchase an aggregate of 293,567 shares of Parent Common Stock under Parent's Employee Stock Purchase Plan, any other agreements to which any of the Co-Issuers is a party providing for the issuance or sale by it of any securities. Except as set forth on Schedule 3.03, there are no outstanding debt securities or other instruments issued by any of the Co-Issuers or to which any of the Co-Issuers or, to the Knowledge of the Co-Issuers (as such phrase is defined in Section 3.24 hereof), any other affiliate or person or entity is a party, which entitle the holders thereof to vote or to direct or otherwise restrict the vote of the holders of Parent Common Stock or of the sole member of Intermediate Holdco or which are convertible into or exchangeable for voting securities of any of the Co-Issuers.

         (c) Except as otherwise provided in this Agreement, the Ancillary Agreements or the Third Amended and Restated Stockholders' Agreement dated as of April 20, 1999, as amended, among Parent and certain other parties listed therein, none of the Co-Issuers nor any affiliate thereof is a party to any voting trust, voting agreement, proxy or similar agreement with respect to shares of capital stock of Parent or the equity of Intermediate Holdco. Except as set forth on Schedule 3.03 or in connection with the New Compensation Arrangements, there are no options, warrants or similar rights currently existing and no shares of capital stock of Parent are, and no equity of Intermediate Holdco is, reserved for issuance upon exercise thereof.

         (d) Except for Employee Stock Options and as set forth on Schedule 3.03, none of the Co-Issuers nor any of their subsidiaries have any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or equity or any interest therein or to pay any dividend or make any other distribution in respect thereof which purchase, redemption or acquisition would reasonably be expected to have a Material Adverse Effect.

         (e) Upon conversion of the Purchaser Notes, and subject to the filing of the Third Amended and Restated Certificate of Incorporation with the Delaware Secretary of State pursuant to Section 5.04, the shares of Parent Common Stock issuable upon conversion of the Purchaser Notes (including any such shares issued pursuant to a Conversion Interest Payment (as defined therein) or as a result of the application of the anti-dilution provisions thereof, the "CONVERSION SHARES") will be validly issued, fully paid and non-assessable and free from all taxes, liens, charges or other right or claim, and the holders will be entitled to all rights accorded to a holder of Parent Common Stock, subject to the terms and provisions of the Stockholders' Agreement and the Registration Rights Agreement.

         (f) The Purchaser Notes, when executed and delivered by the Co-Issuers, will constitute legal, valid and binding obligations of the Co-Issuers, enforceable against each Co-Issuer in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally or by general principles of equity.

         SECTION 3.04. AUTHORIZATION OF AGREEMENTS, ETC.

         (a) Each of (i) the execution and delivery by each Co-Issuer of this Agreement and each of (A) the Fourth Amended and Restated Stockholders'

Agreement in substantially the form attached hereto as Exhibit D (the "STOCKHOLDERS' AGREEMENT"), (B) the Registration Rights Agreement in substantially the form attached hereto as Exhibit E (the "REGISTRATION RIGHTS AGREEMENT"), (C) the Voting Agreement in substantially the form attached hereto as Exhibit F (the "VOTING AGREEMENT"), (D) the Pledge Agreement substantially on the terms attached hereto as Exhibit G (the "PLEDGE AGREEMENT"), (E) the amendment to the Second Amended and Restated Registration Rights Agreement dated as of April 20, 1999, as amended, in substantially the form attached hereto as Exhibit H (the "REGISTRATION RIGHTS AMENDMENT"), (F) the Merger Agreement and
(G) the amendment to the Registration Rights Agreement dated as of November 20, 2000, as amended, in substantially the form attached hereto as Exhibit I (the "TRIMARAN REGISTRATION RIGHTS Amendment" and, collectively with the Stockholders' Agreement, the Registration Rights Agreement, the Voting Agreement, the Pledge Agreement, the Registration Rights Amendment and the Merger Agreement, the "ANCILLARY AGREEMENTS") to which such Co-Issuer is a party, (ii) the performance by each Co-Issuer of its obligations hereunder, under each of the Ancillary Agreements to which such Co-Issuer is a party and under the Notes, (iii) the issuance, sale and delivery by the Co-Issuers of the Notes, (iv) the Merger, (v) the Offers and the consummation thereof pursuant to the Offer Documents and (vi) except to the extent contemplated by Section 5.04, the issuance and delivery of the Conversion Shares and the shares of Parent Common Stock issuable upon conversion of the Junior Exchange Notes (including any such shares issued as a result of the application of the anti-dilution provisions thereof) (the "EXCHANGE NOTES CONVERSION SHARES") (the Conversion Shares, the Exchange Notes Conversion Shares and the Notes known collectively as the "SECURITIES"), have been duly authorized by all requisite corporate, stockholder and member action and will not (w) violate the certificate of incorporation of Parent (including, when filed with the Delaware Secretary of State pursuant to Section 5.04, the Third Amended and Restated Certificate of Incorporation), the bylaws of Parent or the limited liability agreement of Intermediate Holdco, (x) subject to receipt of any consent, authorization, waiver or approval required pursuant to the Credit Agreement, violate any provision of law, any order of any court or other agency of government, or any provision of any material indenture, agreement or other instrument to which any of the Co-Issuers or any of their properties or assets is bound, (y) subject to receipt of any consent, authorization, waiver or approval required pursuant to the Credit Agreement, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such material indenture, agreement or other instrument, or (z) subject to receipt of any consent, authorization, waiver or approval required pursuant to the Credit Agreement, result in any Claims in favor of any third person upon any of the assets of the Co-Issuers, except as contemplated by the Ancillary Agreements, other than, in the cases of clauses (x), (y) and (z), any violations, conflicts or Claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent has heretofore delivered to the Purchasers true and complete copies of the certificate of incorporation and bylaws of Parent as currently in effect. Intermediate Holdco has heretofore delivered to the Purchasers true and complete copies of its certificate of organization and limited liability company agreement as currently in effect.

         (b) The Purchaser Notes have been duly authorized by the Co-Issuers. The Conversion Shares will be, upon filing of the Third Amended and Restated Certificate of Incorporation with the Delaware Secretary of State pursuant to Section 5.04, duly authorized. The issuance, sale and delivery of the Purchaser Notes and the issuance and delivery of the Conversion Shares upon conversion of the Purchaser Notes are not subject to any preemptive rights of stockholders of Parent (or any such preemptive rights have been validly waived) or to any right of first refusal or other similar right in favor of any person.

         SECTION 3.05. VALIDITY. Each of this Agreement, the Stockholders' Agreement, the Registration Rights Amendment and the Trimaran Registration Rights Amendment has been duly executed and delivered by each Co-Issuer party thereto and constitutes the legal, valid and binding obligation of such Co-Issuer, enforceable against such Co-Issuer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally or by general principles of equity. Each of the Registration Rights Agreement, the Pledge Agreement and the Merger Agreement, when executed and delivered by each Co-Issuer party thereto as provided in this Agreement, will constitute the legal, valid and binding obligation of such Co-Issuer, enforceable against such Co-Issuer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally or by general principles of equity.

         SECTION 3.06. GOVERNMENTAL APPROVALS. Subject to the accuracy of the representations and warranties of the Purchasers set forth in Article 4 hereof, no registration or filing with, or consent or approval of, or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Co-Issuers of this Agreement, the Ancillary Agreements and the Offer Documents, the consummation of the Offers pursuant to the terms of the Offer Documents, the issuance, sale and delivery of the Notes or, upon conversion thereof, the issuance and delivery by Parent of the Conversion Shares or the Exchange Notes Conversion Shares, or the consummation by the Co-Issuers of the transactions contemplated hereby and thereby, other than (i) compliance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (ii) as set forth on Schedule 3.06, (iii) those that the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect, (iv) filing with the Secretary of State of the State of Delaware of the Certificate of Merger in respect of the Merger and appropriate corresponding documents with the Secretaries of State of other states in which the Operating Company is qualified as a foreign corporation to transact business, (v) filing with the Secretary of State of the State of Delaware of the Third Amended and Restated Certificate of Incorporation and (vi) filing of such reports, schedules or materials with the SEC under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

         SECTION 3.07. FINANCIAL STATEMENTS, ETC.

         (a) Parent has furnished to the Purchasers (i) the audited consolidated balance sheet of Parent and its subsidiaries as of December 31, 2001 (the "BALANCE SHEET", and the date of such Balance Sheet being the "BALANCE SHEET DATE") and the related consolidated statements of operations, stockholders' equity and cash flows for the twelve month period then ended, certified by Ernst & Young LLP, the independent certified public accountants retained by Parent and (ii) the unaudited consolidated balance sheet of Parent and its subsidiaries as of March 31, 2002 and the related consolidated statements of operations and cash flows for the three months then ended. All such financial statements (including any related schedules and/or notes) have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") consistently applied and consistent with prior periods,
(i) except that such interim statements are subject to year-end audit adjustments (which consist of normal recurring accruals) and do not contain certain footnote disclosures, and (ii) except as otherwise disclosed in such financial statements (including the schedules or footnotes thereto). Such balance sheets fairly present in all material respects the consolidated financial position of Parent and its subsidiaries as of their respective dates, and such statements of operations, stockholders' equity and cash flows fairly present in all material respects the consolidated results of operations, stockholders' equity and cash flows of Parent and its subsidiaries for the respective periods then ended.

         (b) Except as and to the extent (i) reflected on the Balance Sheet, (ii) incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, or (iii) set forth on Schedule 3.07 hereto, none of the Co-Issuers nor any of their subsidiaries has any liabilities or obligations of any kind or nature, whether known or unknown, secured or unsecured, absolute, accrued, contingent or otherwise, and whether due or to become due, that would be required to be reflected on a balance sheet, or the notes thereto, prepared in accordance with GAAP. Since the Balance Sheet Date, none of the Co-Issuers nor any of their subsidiaries has suffered any adverse change in its properties, assets, financial condition, operating results or business that has had, or would reasonably be expected to have, a Material Adverse Effect.

         SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Schedule 3.08 or as set forth in Parent's (i) annual report on Form 10-K for its fiscal year ended December 31, 2001, (ii) quarterly report on Form 10-Q for its fiscal quarter ended March 31, 2002, (iii) proxy or information statements relating to meetings of the stockholders of Parent held since December 31, 2001,
(iv) Report on Form 8-K to be filed with the SEC promptly following execution and delivery of this Agreement announcing (A) the transactions contemplated by this

Agreement and (B) the execution and delivery of each of the agreements listed on
Schedule 3.08A (such agreements, collectively, the "CINGULAR DOCUMENTS") and (v) other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since December 31, 2001 (the documents referred to in this Section 3.08, collectively, the "SEC DOCUMENTS") and except as otherwise expressly contemplated by this Agreement or the Ancillary Agreements, since the Balance Sheet Date, none of the Co-Issuers nor any of their subsidiaries has:

                  (i) issued any stock, bonds or other corporate securities (including stock options), other than (A) in relation to the organization of Intermediate Holdco and SCI Merger Vehicle, Inc., (B) upon the exercise of any options or warrants listed on Schedule 3.03,
         (C) stock options listed on Schedule 3.03 and (D) shares of Parent Common Stock issued under Parent's Employee Stock Purchase Plan;

                  (ii) borrowed or refinanced any material amount or incurred any material liabilities for money borrowed (absolute or contingent), other than revolving credit facility borrowings and trade payables incurred in the ordinary course of business consistent with past practice;

                  (iii) discharged or satisfied any material Claim or incurred or paid any obligation or liability (absolute or contingent) other than liabilities the discharge, satisfaction or incurrence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

                  (iv) declared or made any payment or distribution to equityholders, or purchased or redeemed any shares of its capital stock or other securities (other than repurchases from former employees) in excess of $200,000;

                  (v) except in the ordinary course of business or as required or permitted by the Credit Agreement, mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens for current real property taxes not yet due and payable;

                  (vi) sold, assigned or transferred any of its material tangible assets, or canceled any material debts or Claim, except in the ordinary course of business consistent with past practice;

                  (vii) sold, assigned or transferred any material Intellectual Property Rights or other intangible assets, except in the ordinary course of business consistent with past practice;

                  (viii) waived any rights of substantial value, other than in the ordinary course of business consistent with past practice;

                  (ix) other than in the ordinary course of business consistent with past practice, as required by the terms of any written agreements disclosed to the Purchasers, made any material increase in the compensation (including, without limitation, the rate of commissions) payable to, or any payment of a material bonus to, any director, officer, employee of, or consultant or agent to, any Co-Issuer or any of its subsidiaries or any other material change in the terms or conditions of any employment relationship;

                  (x) other than in the ordinary course of business consistent with past practice, as required by the terms of any written agreements disclosed to the Purchasers, announced any plan or legally binding commitment to create any employee benefit plan, program or arrangement or to amend or modify in any material respect any existing employee benefit plan, program or arrangement except for such benefit plans, programs or arrangements that would not, individually or in the aggregate, have a Material Adverse Effect;

                  (xi) eliminated the vesting conditions or otherwise accelerated the payment of any compensation, including any stock options;

                  (xii) (A) utilized accounting principles different from those used in the preparation of the financial statements referred to in Section 3.07, (B) changed in any manner its method of maintaining its books of account and records from such methods as in effect on the Balance Sheet Date or (C) accelerated the booking of revenues or deferred the booking of expenses, except in any such case to the extent required by GAAP; or

                  (xiii) entered into any agreement, letter of intent or similar undertaking to take any of the actions listed in clauses (i) through (xii) above.

         SECTION 3.09. ACTIONS PENDING. There is no action, suit, investigation or proceeding pending or, to the Knowledge of the Co-Issuers, threatened against the Co-Issuers or any of their subsidiaries, or any of their respective properties or rights, before any court or by or before any governmental body or arbitration board or tribunal that would reasonably be expected to have a Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or delay the consummation of the transactions contemplated hereby, by the Offers or by any of the Ancillary Agreements or the Offer Documents, in any such case that would reasonably be expected to have a Material Adverse Effect.

         SECTION 3.10. INTELLECTUAL PROPERTY RIGHTS. The Co-Issuers and their subsidiaries own, free and clear of all Claims, and have the right to use, sell, license or dispose of, or otherwise have sufficient rights to use, such material patents, copyrights, trademarks, service marks, and applications and registrations therefor, and trade names, trade secrets, customer lists, proprietary technology processes and formulae, source code, object code, data bases, know-how, inventions, other confidential and proprietary information, and other intellectual property rights (collectively, the "INTELLECTUAL PROPERTY RIGHTS") as are necessary to permit the Co-Issuers and their subsidiaries to carry on their business as currently conducted, except for failures to own free and clear or have the exclusive rights to use or otherwise have sufficient rights to use as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Co-Issuers, there exists no infringement by any third party of any of the Intellectual Property Rights that would reasonably be expected to have a Material Adverse Effect and there is no pending or, to the Knowledge of the Co-Issuers, threatened claim or litigation against any of the Co-Issuers or any of their subsidiaries contesting its use of any of the Intellectual Property Rights, asserting the misuse of any of the Intellectual Property Rights, or asserting the violation of any rights of a third party, nor, to the Knowledge of the Co-Issuers, is there any reasonable basis for any such claim, where, in any such case, such infringement, claim or litigation would reasonably be expected to have a Material Adverse Effect.

         SECTION 3.11. TAXES.

         (a)      For purposes of this Agreement, the term:

         "CODE" means the Internal Revenue Code of 1986, as amended (including any successor code), and any effective date or transition rules (whether or not codified), and the rules and regulations promulgated thereunder.

         "TAXES" means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, alternative or add-on minimum tax, ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, withholding on amounts paid to or by any of the Co-Issuers or any of their affiliates, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, environmental or windfall profits, transfer and gains taxes, and customs duties, and any liability for any of the foregoing as transferee, (ii) in the case of the Co-Issuers and any of their subsidiaries, any liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Co-Issuers or any of their subsidiaries to a taxing authority is determined or taken into account with reference to the activities of any other person, and (iii) any liability of the Co-Issuers or any of their subsidiaries for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).

         "TAX SHARING AGREEMENTS" means all existing agreements or arrangements (whether or not written) binding any of the Co-Issuers or any of their subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person's Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

         (b) Each Co-Issuer and each of their subsidiaries have duly and timely filed or caused to be filed all material federal, state, local and foreign tax returns, reports, estimates and information and other statements and returns (collectively, "TAX RETURNS") required to be filed by or on behalf of such Co-Issuer or any such subsidiary. All such Tax Returns were correct in all material respects as filed and all amounts shown as owing on such Tax Returns have been paid.

         (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no deficiency or adjustment for any Taxes has been proposed, asserted or assessed against any of the Co-Issuers or any of their subsidiaries and no federal, state, local or foreign audits, claim, action, suit or other administrative proceedings, investigation or court proceedings are pending with regard to any such Taxes.

         (d) (i) The charges, accruals and reserves for Taxes with respect to each Co-Issuer and their subsidiaries reflected on the books of the Co-Issuers and their subsidiaries (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate to cover material Tax liabilities accruing through the end of the last period for which the Co-Issuers and their subsidiaries ordinarily record items on their respective books; and (ii) since the end of the last period for which the Co-Issuers and their subsidiaries ordinarily record items on their respective books, none of the Co-Issuers nor any of their subsidiaries has engaged in any transaction, or taken any other action, other than in the ordinary course of business.

         (e) None of the Co-Issuers nor any of their subsidiaries is party to any Tax Sharing Agreement or to any other agreement or arrangement referred to in clause (ii) or (iii) of the definition of "Taxes".

         (f) The income and franchise Tax Returns of each Co-Issuer and their subsidiaries through the Tax year ended December 31, 1997 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

         SECTION 3.12. COMPLIANCE WITH LAW. None of the Co-Issuers nor any of their subsidiaries is in default under any order of any court, governmental authority or arbitration board or tribunal or under any laws, ordinances, governmental rules or regulations to which such Co-Issuer or any such subsidiary is subject, except for such defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Co-Issuers nor any of their subsidiaries has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, except where the failure to obtain such license, permit, franchise or other governmental authorization would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Co-Issuers nor any of their subsidiaries will be required, as a result of the consummation of the transactions contemplated herein or in the Offer Documents, to obtain or renew any licenses, permits, franchises or other governmental authorization necessary to the ownership of the properties of such Co-Issuer or any of such subsidiaries or to the conduct of their business after the Closing Date, other than where the failure to obtain or renew any such license, permit, franchise or other government authorization would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

         SECTION 3.13. EMPLOYEE BENEFIT PLANS.

         (a) The Co-Issuers have furnished or made available a copy or description of each Employee Plan and Compensation Arrangement, which has been administered in compliance with its own terms and in compliance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code, and any other applicable federal, state or other laws, except where any such failure to comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For purposes of this Section 3.13: (i) "EMPLOYEE Plan" shall mean any retirement or welfare plan or arrangement or any other employee benefit plan as defined in Section 3(3) of ERISA which any of the Co-Issuers or their subsidiaries contribute to, sponsor, maintain or otherwise may have liability to; and (ii) "COMPENSATION ARRANGEMENT" shall mean any plan or compensation arrangement other than an Employee Plan, whether written or unwritten, which provides to employees, former employees, officers, directors and equityholders of the Co-Issuers or their subsidiaries any compensation or other benefits, whether deferred or not, in excess of base salary or wages, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other employee fringe benefit plan.

         (b) The Co-Issuers and their subsidiaries are in compliance with all laws and regulations or other legal or contractual requirements regarding employment and employment practices and the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including, without limitation, laws, rules, regulations, orders, rulings, conciliation agreements, decrees, judgments and awards relating to wages, hours, the payment of social security and similar taxes, equal employment opportunity, employment discrimination, fair labor standards, occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees, except for any of the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (c) None of the Co-Issuers, nor any of their subsidiaries, nor any entity that is aggregated with the Co-Issuers or their subsidiaries under
Section 414(b), (c), (m), (o) or (t) of the Code ("CONTROLLED GROUP ENTITY") has, within the last six years, maintained, adopted, participated in, contributed to or been required to contribute to any employee benefit plan subject to Title IV of ERISA or Section 412 of the Code, and none of the Co-Issuers, nor any of their subsidiaries, nor any Controlled Group Entity has incurred or is reasonably likely to incur material liability under Title IV of ERISA or Section 412 of the Code.

         (d) Except as set forth on Schedule 3.13, the transactions contemplated hereby will not (i) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of Section 280G of the Code, (ii) result in an entitlement or an increase in the amount of compensation or benefits, including, without limitation, any bonus, retirement, severance, job security or similar benefit, or accelerate the vesting or timing of payment or exercise of an incentive award of any benefits or compensation payable to or in respect of any employee of the Co-Issuers or any of their subsidiaries, or (iii) result in any prohibited transaction described in Section 406 of ERISA or
Section 4975 of the Code for which an exemption is not available.

         (e) Except as set forth on Schedule 3.13, none of the Co-Issuers nor any of their subsidiaries have any plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, any of the Co-Issuers or any of their subsidiaries with respect to employees (or former employees) employed outside the United States.

         SECTION 3.14. ENVIRONMENTAL MATTERS. The Co-Issuers and their subsidiaries have complied with all applicable federal, state, provincial, local or foreign laws, statutes, ordinances, orders, directives, permits, judgments, rulings or regulations relating to environmental pollution or to environmental regulation or control, except where any such failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Co-Issuers nor any of their subsidiaries, nor any of their respective officers, employees, representatives or agents, nor, to the Knowledge of the Co-Issuers, any other person, has treated, stored, processed, discharged, spilled, or otherwise disposed of any substance defined as hazardous or toxic by any applicable federal, state, provincial, local or foreign law, rule, regulation, statute, ordinance, permit, order or directive, or any waste or by-product thereof, at any real property or any other facility owned, leased or used by the Co-Issuers or any of their subsidiaries, in violation of any applicable laws, rules, orders, judgments, permits, statutes, regulations, ordinances or directives of any governmental authority or court, except for any such violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Co-Issuers, no employee or other person has ever made a claim or demand against any of the Co-Issuers or any of their subsidiaries based on alleged damage to health caused by any such hazardous or toxic substance or by any waste or by-product thereof or exposure to radio frequency emissions from the towers of any of the Co-Issuers or any of their subsidiaries, except for any such claims or demands that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Co-Issuers nor any of their subsidiaries has been charged by any governmental authority with improperly using, handling, storing, discharging or disposing of any such hazardous or toxic substance or waste or by-product thereof or with causing or permitting any pollution of any body of water or area of land, except for any such instances that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For the purposes of this Section, the term "Co-Issuer" and "subsidiary" shall include any entity which is, in whole or part, a predecessor of any of the Co-Issuers or any of their subsidiaries.

         SECTION 3.15. CONTRACTS.

         (a) All outstanding contracts, intellectual property licenses, leases, agreements and arrangements or forms thereof the termination or adverse modification of which would reasonably be expected to have a Material Adverse Effect ("MATERIAL CONTRACTS") have been filed with the SEC or are listed on
Schedule 3.15(a). Parent has filed with the SEC or otherwise made available to the Purchasers copies of the Material Contracts. To the Knowledge of the Co-Issuers, all of such Material Contracts are valid, binding and enforceable in accordance with their terms (assuming the other parties thereto are bound) and are in full force and effect, except where any such invalidity or failure to be binding, enforceable or in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Co-Issuers is and, to the Knowledge of the Co-Issuers, no other party to any such Material Contract is, in material default thereunder, and no event has occurred which, with or without the lapse of time or the giving of notice or both, would constitute a material default thereunder, except for defaults as would not reasonably be expected to have, individually, or in the aggregate, a Material Adverse Effect. Since the Balance Sheet Date none of the Co-Issuers nor any of their subsidiaries has had any Material Contracts terminated prior to the expiration date thereof or has been notified in writing by any third party of its intention to terminate a Material Contract prior to the expiration date thereof (and no third party has notified any of the Co-Issuers or any of their subsidiaries in writing or, to the Knowledge of the Co-Issuers, orally, that it would, in the event of the consummation of the transactions contemplated hereby, terminate such Material Contract).

         (b) Except as set forth on Schedule 3.15(b), there are no Material Contracts to which any of the Co-Issuers or any of their subsidiaries is a party or by which any of the Co-Issuers or any of their subsidiaries is bound which contain change of control provisions granting to another party or other parties thereto the right to terminate such agreements or take other action adverse to such Co-Issuer or such subsidiary upon or following a change of control. Except for contracts governing obligations for borrowed money filed with the SEC, there are no contracts to which any of the Co-Issuers or any of their subsidiaries is a party or by which any of the Co-Issuers or any of their subsidiaries is bound which: (i), grant to any third party a right of first refusal or any other similar right to acquire any subsidiary or division of any Co-Issuer or any material segment of its business or assets or (ii) purport to limit any of the Co-Issuers from providing any service in any jurisdiction, whether under such Co-Issuer's name or otherwise, or grant any exclusive geographic, segment or rights to any third party, except in either case where the existence of which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

         SECTION 3.16. OFFERING OF THE SECURITIES. None of the Co-Issuers nor any person authorized or employed by any Co-Issuer as agent, broker, dealer or otherwise in connection with the offering or sale of the Notes or any similar securities of such Co-Issuer has offered any such securities for sale to, or solicited any offers to buy any such securities from, or otherwise approached or negotiated with respect thereto with, any person or persons under circumstances that involved the use of any form of general advertising or solicitation as such terms are defined in Regulation D of the Securities Act; and, assuming the accuracy of the representations and warranties of the Purchasers set forth in
Article 4 hereof, none of the Co-Issuers nor any person acting on the Co-Issuers' behalf has taken or will take any action (including, without limitation, any offer, issuance or sale of any securities of any Co-Issuer under circumstances that might require the integration of such transactions with the sale of the Notes under the Securities Act or the rules and regulations of the SEC thereunder) that would subject the offering, issuance or sale of the Notes to the registration provisions of the Securities Act. Except as required pursuant to the Securities Act, the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the Trust Indenture Act of 1939, as amended, and state securities laws, none of the Co-Issuers is subject to any federal or state law or regulation limiting its ability to issue and perform its obligations under the Notes.

         SECTION 3.17. DISCLOSURE DOCUMENTS. The proxy or information statement of Parent to be filed with the SEC in connection with this transaction (the "PARENT PROXY STATEMENT") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Parent Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Parent, and at the time such stockholders vote on the matter as described in Section 5.04, the Parent Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The information contained in the Offer Documents, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offers, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         SECTION 3.18. RELATED PARTY TRANSACTIONS. Except as described in the SEC Documents or except as contemplated hereby, by the New Compensation Arrangements and by the Ancillary Agreements, there are no existing material arrangements or proposed material transactions between any of the Co-Issuers or any of their subsidiaries and (i) any officer, director or equityholder of any of the Co-Issuers or any of their subsidiaries or any member of the immediate family of any of the foregoing persons (such officers, directors and family members being hereinafter individually referred to as a "RELATED PARTY") or (ii) any business (corporate or otherwise) which a Related Party owns, directly or indirectly, or in which a Related Party has an ownership interest.

         SECTION 3.19. BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Co-Issuers directly with the Purchasers without the intervention of any other person on behalf of the Co-Issuers in such manner as to give rise to any valid claim by any other person against the Co-Issuers or the Purchasers for a finder's fee, brokerage commission or similar payment, except for Goldman, Sachs & Co. and Banc of America Securities LLC, whose fees and expenses shall be paid by Parent.

         SECTION 3.20. CONDITION OF ASSETS. The tangible personal property, real property, fixtures and equipment used by the Co-Issuers and their subsidiaries in the conduct of their business are in good operating condition (reasonable wear and tear excepted) and are suitable for the purposes for which they are currently being used, with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         SECTION 3.21. TITLE TO PROPERTIES. The Co-Issuers and their subsidiaries have good record title in fee simple to, or holds interests as lessee under leases in full force and effect in, all real property, real property fixtures and towers reflected on the financial statements referred to in Section 3.07 or used in connection with its business with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         SECTION 3.22. INVESTMENT COMPANY ACT. None of the Co-Issuers is or, after giving effect to the transactions contemplated hereby and the application of the proceeds from the sale of the Notes, will be required to, register as an

"investment company" as such term is defined in the Investment Company Act of 1940, as amended.

         SECTION 3.23. ADEQUATE INSURANCE. The Co-Issuers and their subsidiaries are insured by insurers of recognized financial responsibility or self-insure against such losses and risks and in such amounts as they believe are reasonable for the businesses in which they engage; and the Co-Issuers and their subsidiaries believe that they will be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from financially responsible insurers as may be necessary to continue their business at a cost that would not reasonably be expected to have a Material Adverse Effect.

         SECTION 3.24. KNOWLEDGE OF THE CO-ISSUERS. For purposes of this Agreement, "KNOWLEDGE OF THE CO-ISSUERS" shall mean the actual knowledge of the executive officers of the Co-Issuers after due inquiry.

                                    ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

         Each Purchaser, severally and not jointly, represents and warrants to the Co-Issuers as follows:

         SECTION 4.01. AUTHORIZATION. The execution, delivery and performance by such Purchaser of this Agreement and each of the Ancillary Agreements to which such Purchaser is a party, and the purchase and receipt by such Purchaser of the Purchaser Notes being acquired by it hereunder, have been duly authorized by all requisite action on the part of such Purchaser, and will not (w) violate the charter or other governing documents of such Purchaser, (x) violate any provision of law, any order of any court or other agency of government, the charter or other governing documents of such Purchaser, or any provision of any indenture, agreement or other instrument by which such Purchaser or any of such Purchaser's properties or assets are bound; (y) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument; or (z) result in any Claim upon any of the properties or assets of such Purchaser, other than, in the cases of clauses (x), (y) or (z), any violations, conflicts or Claims that would not, individually or in the aggregate, have a Material Adverse Effect.

         SECTION 4.02. VALIDITY. Each of this Agreement, the Voting Agreement, the Stockholders' Agreement and the Registration Rights Amendment has been duly executed and delivered by each Purchaser party thereto and constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms. Each of the Registration Rights Agreement and the Pledge Agreement, when executed and delivered by each Purchaser party thereto in accordance with this Agreement, will constitute the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms.

         SECTION 4.03. INVESTMENT REPRESENTATIONS.

         (a) Such Purchaser is acquiring the Purchaser Notes being purchased by such Purchaser hereunder for such Purchaser's own account, for investment, and not with a current view toward the resale or distribution thereof.

         (b) Such Purchaser understands that the Securities are not registered under the Securities Act, or any applicable state securities laws, and may not be resold unless subsequently registered under the Securities Act and such other laws or unless an exemption from such registration is available. Such Purchaser understands and agrees that, subject to the terms and conditions contained in the Registration Rights Agreement and Stockholders' Agreement, it may only pledge, transfer, convey or otherwise dispose of any of the Securities in compliance with the Securities Act and applicable state securities laws, as then in effect.

         (c) Such Purchaser is able to fend for itself in the transactions contemplated by this Agreement and such Purchaser has the ability to bear the economic risks of the investment in the Purchaser Notes being purchased hereunder and, upon conversion thereof, the Conversion Shares, for an indefinite period of time. Such Purchaser further acknowledges that such Purchaser has had the opportunity to ask questions of, and receive answers from, officers of the Co-Issuers with respect to the business and financial condition of the Co-Issuers and their subsidiaries and the terms and conditions of the offering of the Purchaser Notes and to obtain additional information necessary to verify such information or can acquire it without unreasonable effort or expense.

         (d) Such Purchaser has such knowledge and experience in financial and business matters that such Purchaser is capable of evaluating the merits and risks of its investment in the Purchaser Notes. Such Purchaser further represents that such Purchaser is an "accredited investor" as such term is defined in Rule 501 of Regulation D under the Securities Act with respect to its purchase of the Purchaser Notes, and that any such Purchaser that is a limited partnership has not been formed solely for the purpose of purchasing the Purchaser Notes.

         (e) If such Purchaser is a limited partnership or limited liability company, such Purchaser represents that it has been organized and is existing as a limited partnership or limited liability company, as the case may be, under the laws of the State of Delaware.

         SECTION 4.04. GOVERNMENTAL APPROVALS. Except for any required filings pursuant to federal or state banking laws, no registration or filing with, or consent or approval of, or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary by the Purchasers for the valid execution, delivery and performance (excluding conversion of the Purchaser

Notes) of this Agreement and each of the Ancillary Agreements to which such Purchaser is a party.

         SECTION 4.05. BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by such Purchaser directly with the Co-Issuers, without the intervention of any other person on behalf of such Purchaser in such manner as to give rise to any valid claim by any other person against the Co-Issuers or the other Purchasers for a finder's fee, brokerage commission or similar payment.

         SECTION 4.06. ACTIONS PENDING. There is no action, suit, investigation or proceeding pending or, to the knowledge of such Purchaser, threatened against such Purchaser that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated hereby or by any of the Ancillary Agreements, or that could reasonably be expected to have a material adverse effect on such Purchaser's ability to perform its obligations hereunder.

                                   ARTICLE 5
                                    COVENANTS

         SECTION 5.01. CONDUCT OF THE CO-ISSUERS' BUSINESS.

         (a) During the period from the date of this Agreement to the Closing Date, each Co-Issuer will, and will cause each of its subsidiaries to, conduct their respective businesses and operations according to the ordinary course of their businesses consistent with past practice and each Co-Issuer will, and will cause each of its subsidiaries to, use their commercially reasonable efforts (i) to preserve their relationships with business partners, suppliers, employees and customers and (ii) to maintain the contracts, agreements, commitments or understandings with customers that are material to their businesses in full force and effect in accordance with their terms. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by law, prior to the Closing Date, without the prior written consent of the Required Purchasers, none of the Co-Issuers will (or will permit any of its subsidiaries to) do any of the things listed in clauses (i) through (xiii) of
Section 3.08 above.

         (b) Between the date of this Agreement and the Closing Date, the Co-Issuers will afford the representatives of the Purchasers reasonable access upon reasonable notice during normal business hours to the offices, facilities, books and records of the Co-Issuers and their subsidiaries and the opportunity to discuss the affairs of the Co-Issuers and their subsidiaries with officers and employees of the Co-Issuers and their subsidiaries familiar therewith. Such activities shall be performed, so far as is reasonably possible, in such a manner as to avoid disruption of normal operations.

         SECTION 5.02. USE OF PROCEEDS. Intermediate Holdco shall initially receive all of the proceeds arising from the sale of the Purchaser Notes. Intermediate Holdco shall (i) contribute $10 million of such proceeds to the Operating Company, which shall use such $10 million contribution to repay a portion of the amounts outstanding and permanently reduce the commitment under the Credit Agreement and (ii) lend the remaining proceeds to Parent. Parent shall use such proceeds to fund its acceptance for payment of the High Yield Debt tendered pursuant to the Cash Offers and, to the extent available, for general corporate purposes.

         SECTION 5.03. FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements.

         SECTION 5.04. STOCKHOLDER MEETING. Parent shall cause a meeting of its stockholders (the "PARENT STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable after the date hereof for the purpose of voting on (i) the approval of the issuance of the Conversion Shares and Exchange Notes Conversion Shares upon conversion of Notes (which vote shall be taken in a manner that complies with the rules and regulations of The Nasdaq Stock Market) and (ii) the adoption and approval of the Third Amended and Restated Certificate of Incorporation, which Third Amended and Restated Certificate of Incorporation shall, among other things, increase the authorized number of shares of Parent Common Stock and contain provisions relating to a reverse stock split and the voting of the Purchaser Notes as described in Section 17.01 of the Purchaser Notes. At the Parent Stockholder Meeting, the board of directors of Parent shall recommend approval by its stockholders of the matters described in clause (i) and (ii) of the preceding sentence (the "PARENT STOCKHOLDER APPROVAL"). In connection with the Parent Stockholder Meeting, the Parent will (i) promptly following the date hereof prepare and file with the SEC, use its commercially reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Parent Proxy Statement and all other proxy materials for such meeting, (ii) use its best efforts to obtain the Parent Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to the Parent Stockholder Meeting. As soon as practicable, but in no event later than two Business Days, following receipt of the Parent Stockholder Approval, Parent shall file the Third Amended and Restated Certificate of Incorporation with the Delaware Secretary of State and will, promptly thereafter, provide to each Purchaser satisfactory evidence of such filing.

         SECTION 5.05. ALTERNATIVE TRANSACTION.

         (a) If this Agreement is terminated pursuant to Section 7.01, and if any of the Co-Issuers or any of their subsidiaries proposes to commence or enter into an Alternative Transaction within six months following such termination, the Co-Issuers shall provide, or cause to be provided, to the Eligible Purchasers the right for all Eligible Purchasers and their affiliates to provide all or any portion of any third party financing required to fund such Alternative Transaction. Any such financing so provided by the Eligible Purchasers shall be provided on the terms set forth in the Purchaser Notes. The Co-Issuers shall provide the Eligible Purchasers with at least 30 days advance notice of the commencement or entering into of each such Alternative Transaction. As used herein, "ALTERNATIVE TRANSACTION" means any restructuring, repurchase or retirement of at least $200,000,000 in aggregate face value of the High Yield Debt in one transaction or a series of related transactions. As used herein, "ELIGIBLE PURCHASER" means each Purchaser, other than any Purchaser that has committed a Material Breach (as defined in Section 7.02), solely (or together with Material Breaches with other non-Eligible Purchasers) as a result of which the Agreement was terminated pursuant to Section 7.01.

         (b) The right of the Eligible Purchasers and their affiliates to provide any financing referred to in Section 5.05(a) shall be allocated among each Eligible Purchaser and its affiliates pro-rata in accordance with the aggregate principal amount of Purchaser Notes to have been purchased by such Eligible Purchaser at the Closing pursuant to Section 2.01 or on such other basis as the Eligible Purchasers may agree among themselves; PROVIDED that if fewer than all of the Eligible Purchasers or their affiliates elect to provide the maximum allocable portion of such financing as described above, the undersubscription shall be allocated among such Eligible Purchasers and their affiliates pro-rata in accordance with the aggregate principal amount of Purchaser Notes to have been purchased by such Eligible Purchasers at the Closing pursuant to Section 2.01 who have indicated a desire to provide an additional amount of such financing.

         SECTION 5.06. UNDERTAKING. Parent agrees that following the Closing it shall continue to observe and comply with all provisions of the Master Tower Site Lease Agreement, dated August 15, 2001, between Verizon Wireless (VAW) LLC, California Tower, Inc. and Parent, as amended, in accordance with Section 19B(z) of such agreement.

         SECTION 5.07. PUBLIC ANNOUNCEMENTS. Each of the Co-Issuers and the Purchasers will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement that is not reasonably acceptable to Parent and the Required Purchasers.

                                    ARTICLE 6
                              CONDITIONS PRECEDENT

         SECTION 6.01. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASERS. The several obligations of each Purchaser hereunder are, at its option, subject to the satisfaction, on or before the Closing Date, of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES TO BE TRUE AND CORRECT. The representations and warranties of the Co-Issuers contained in this Agreement and in any certificate or other writing delivered by any Co-Issuer pursuant hereto
(A) that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects at and as of the Closing Date and (B) that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the Closing Date, in each case, with the same force and effect as though such representations and warranties had been made at and as of such date, except to the extent any representation or warranty is expressly stated as of a specified earlier date or dates, in which case such representation or warranty shall be true and correct in all material respects as of such earlier specified date or dates and except for changes resulting from actions permitted under this Agreement prior to Closing, and each Co-Issuer shall have so certified to such Purchaser in writing.

         (b) PERFORMANCE. Each Co-Issuer shall have performed and complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or on the Closing Date, and each Co-Issuer shall have so certified to such Purchaser in writing.

         (c) ALL PROCEEDINGS TO BE SATISFACTORY. All corporate and other proceedings to be taken by the Co-Issuers and all waivers and consents to be obtained by the Co-Issuers in connection with the transactions contemplated hereby shall have been taken or obtained by the Co-Issuers and all documents incident thereto shall be reasonably satisfactory in form and substance to such Purchaser and its counsel.

         (d) SUPPORTING DOCUMENTS. On or prior to the Closing Date such Purchaser and its counsel shall have received copies of the following supporting documents from the Co-Issuers:

                  (i) copies of (1) the Second Amended and Restated Certificate of Incorporation of Parent, including all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware, and (2) a certificate of said Secretary, dated as of a recent date, as to the due incorporation and good standing of Parent, and listing all documents relating to Parent on file with said official;

                  (ii) copies of (1) the certificate of formation of Intermediate Holdco, including all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware, and (2) a certificate of said Secretary, dated as of a recent date, as to the due organization and good standing of Intermediate Holdco I, and listing all documents relating to Intermediate Holdco on file with said official;

                  (iii) a certificate of the Secretary or an Assistant Secretary of Parent, dated the Closing Date and certifying (1) that attached thereto is a true and complete copy of the By-laws of Parent as in effect on the date of such certification and at all times since April 28, 1999, (2) that attached thereto is a true and complete copy of resolutions adopted by the Special Committee reflecting its final determination to recommend to the entire board of directors of Parent approval of the transactions contemplated by this Agreement and the Ancillary Agreements, including the issuance, sale and delivery of the Notes, (3) that attached thereto is a true and complete copy of resolutions adopted by the board of directors of Parent (A) authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements, the Offers, the Offers to Purchase, the Offer Documents and other matters relating to the Offers, the issuance, sale and delivery of the Notes, the loan from Intermediate Holdco as contemplated in Section 5.02, the reservation, issuance and delivery of the Conversion Shares and Exchange Notes Conversion Shares upon conversion of the Notes and the approval and, subject to the receipt of Parent Stockholder Approval, adoption of the Third Amended and Restated Certificate of Incorporation and (B) recommending that the stockholders of Parent vote in favor of the matters brought before the Parent Stockholder Meeting, and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and (4) as to the incumbency and specimen signature of each officer of Parent executing this Agreement, the Ancillary Agreements, the certificates representing the Purchaser Notes and any certificate or instrument furnished pursuant hereto, and a certification by another officer of Parent as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (iii); and

                  (iv) a certificate of the sole member of Intermediate Holdco, dated the Closing Date and certifying (1) that attached thereto is a true and complete copy of its limited liability company agreement as in effect on the date of its organization and at all times since such date, (2) that attached thereto is a true and complete copy of resolutions adopted by its sole member authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party, the issuance, sale and delivery of the Notes and the loan to Parent by Intermediate Holdco as contemplated in
         Section 5.02 and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this

         Agreement and the Ancillary Agreements and (3) as to the incumbency and specimen signature of each of its authorized representatives executing this Agreement, the Ancillary Agreements, the certificates representing the Purchaser Notes and any certificate or instrument furnished pursuant hereto, and a certification by its sole member as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (iv).

All such documents shall be reasonably satisfactory in form and substance to such Purchaser and its counsel.

         (e) NO MATERIAL ADVERSE EFFECT. Since the Balance Sheet Date, in the good faith judgment of the Required Purchasers, there shall have been no Material Adverse Effect.

         (f) THE CASH OFFERS. (1) the Minimum Tender Condition (as defined in the Cash Offers to Purchase) shall have been satisfied or, subject to Section 1.01(c) and 1.01(e), waived, (2) the General Conditions (as defined in the Cash Offers to Purchase) shall have been satisfied or, subject to Section 1.01(c) and 1.01(e), waived with respect to the Designated Cash Offers, and (3) the Co-Issuers concurrently shall have accepted for payment the High Yield Debt validly tendered and not withdrawn prior to the expiration of such Designated Cash Offer(s), pursuant to the terms and conditions set forth in the applicable Cash Offer(s) to Purchase which, except to the extent provided in Section 1.01(c) and 1.01(e), shall not have been amended, modified, waived or extended without the prior written consent of the Required Purchasers. As used herein, "DESIGNATED CASH OFFERS" means those of the Cash Offers with respect to which the depositary shall have received valid and unwithdrawn tenders of High Yield Debt in an aggregate amount sufficient to cause the Minimum Tender Condition to have been satisfied.

         (g) OPINION OF COUNSEL. Such Purchaser shall have received from counsel for the Co-Issuers an opinion dated the Closing Date, substantially in the form of Exhibit J attached hereto with such changes as the parties may agree.

         (h) CONSENTS. The Co-Issuers and their subsidiaries shall have received all consents, authorizations, waivers or approvals from (i) the governmental agencies referred to in Section 3.06 and (ii) any party from which any such consent, authorization, waiver or approval may be required pursuant to the Credit Agreement, in the case of each consent, authorization, waiver or approval referred to in clauses (i) and (ii) above, in form and substance reasonably satisfactory to such Purchaser, and no such consent, authorization or approval shall have been revoked.

         (i) MERGER CONSUMMATION. The Co-Issuers shall have provided evidence satisfactory to the Purchasers of the consummation and effectiveness of the Merger on the terms and conditions set forth in the Merger Agreement, including the filing of appropriate corresponding documents with the Secretaries of State of other states in which the Operating Company is qualified as a foreign corporation to transact business.

         (j) COMPENSATION ARRANGEMENTS. Parent and the Operating Company shall have adopted compensation and incentive arrangements for their executive officers (the "NEW COMPENSATION ARRANGEMENTS"), which New Compensation Arrangements shall be satisfactory to the Required Purchasers in their reasonable discretion and shall have been approved by both the compensation committee of Parent's board of directors and Parent's board of directors.

         (k) BOARD COMPOSITION. The Board of Directors of Parent shall have such number of directors, and be constituted in the manner, as set forth in
Section 1 of the Stockholders' Agreement.

         (l) CLOSING FEE. The Co-Issuers shall have paid to such Purchaser or its designee, in addition to any amounts payable pursuant to Section 8.01, an amount in cash equal to 0.75% of the aggregate principal amount of Purchaser Notes to be purchased by such Purchaser at the Closing.

         (m)      LEGAL PROCEEDINGS.

                  (i) No preliminary or permanent injunction or other order, judgment, decree or ruling issued by any court of competent jurisdiction nor any law, statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority, or national securities exchange shall be in effect that would prevent, prohibit or be violated by: any Offer, the consummation of any Offer or the transactions contemplated by this Agreement, the Ancillary Agreements or the Offer Documents; and

                  (ii) No action, proceeding or claim challenging this Agreement, any Ancillary Agreement, any Offer or any Offer Document or the transactions contemplated hereby or thereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any governmental authority before any court, arbitrator or governmental body, agency or official binding on any party hereto and be pending.

         (n) ANCILLARY AGREEMENTS. Except to the extent specified in paragraphs (o), (p) and (q) below, each of the Ancillary Agreements shall have been executed and delivered by each party thereto other than such Purchaser, and the same shall be in full force and effect.

         (o) REGISTRATION RIGHTS AMENDMENT. Parent and the holders of at least 60% of the shares subject to Parent's Second Amended and Restated Registration Rights Agreement dated as of April 20, 1999, as amended, shall have executed the

Registration Rights Amendment and such amendment shall be in full force and effect.

         (p) TRIMARAN REGISTRATION RIGHTS AMENDMENT. Parent and the holders of at least 60% of the shares subject to Parent's Registration Rights Agreement dated as of November 20, 2000 shall have executed the Trimaran Registration Rights Amendment and such amendment shall be in full force and effect.

         (q) STOCKHOLDERS' AGREEMENT. Parent and the holders of at least 60% of the voting power of the Capital Stock (as defined in the Third Amended and Restated Stockholders' Agreement dated as of April 20, 1999, as amended, among Parent and certain other parties listed therein) held by parties to such agreement (excluding any limitations on voting power affecting entities regulated by the Bank Holding Company Act of 1956, as amended) shall have executed the Stockholders' Agreement and such amendment shall be in full force and effect.

         (r) SOLVENCY OPINION. Such Purchaser shall have received from Valuation Research Corporation a solvency opinion dated the Closing Date, in form and substance satisfactory to the Required Purchasers.

         (s) CREDIT AGREEMENT AMENDMENT. The Credit Agreement shall have been amended to contain provisions that are in form and substance satisfactory to the Required Purchasers, and such amended Credit Agreement shall be in full force and effect.

         (t) CINGULAR DOCUMENTS. The transactions contemplated by the Cingular Documents shall have been consummated pursuant to the terms of the Cingular Documents and, without limiting the generality of the foregoing, Sections 1(a)(i) and 2 of the Unwind Side Letter (defined on Schedule 3.08A) shall be effective and in full force and effect on the Closing Date (all of the transactions contemplated in the Cingular Documents, including those contemplated by Sections 1(a)(i) and 2 of the Unwind Side Letter, collectively, the "CINGULAR TRANSACTION").

         (u) FAIRNESS OPINION. The transactions contemplated by this Agreement (including the Cingular Transaction, the issuance and sale of the Purchaser Notes and the acceptance for payment of the High Yield Debt tendered pursuant to the Cash Offers) shall have been (or shall concurrently be) consummated in a manner that is consistent with the description of such transactions (including the assumptions made with respect to such transactions, including the Cingular Transaction) contained in the fairness opinion previously delivered to Parent's board of directors and referred to in Section 1.02 above or, if not so consistent, Parent's board of directors and the Special Committee shall have received, from a nationally recognized investment bank acceptable to the Special Committee and the Required Purchasers, a written opinion that the issuance and sale of the Purchaser Notes is fair, from a financial point of view, to the Parent and its

"restricted subsidiaries", which opinion shall be in form and substance satisfactory to the Required Purchasers.

         SECTION 6.02. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE CO-ISSUERS. The obligations of the Co-Issuers hereunder are, at their option, subject to the satisfaction, on or before the Closing Date, of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES TO BE TRUE AND CORRECT. The representations and warranties of the Purchasers contained in this Agreement and in any certificate or other writing delivered by any Purchaser pursuant hereto shall be true and correct in all material respects at and as of the Closing Date, with the same effect as though such representations and warranties had been made at and as of such date.

         (b) PERFORMANCE. The Purchasers shall have performed and complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by them prior to or on the Closing Date.

         (c) ALL PROCEEDINGS TO BE SATISFACTORY. All proceedings to be taken by the Purchasers and all waivers and consents to be obtained by the Purchasers in connection with the transactions contemplated hereby shall have been taken or obtained by the Purchasers and all documents incident thereto shall be satisfactory in form and substance to the Co-Issuers and their counsel.

         (d)      LEGAL PROCEEDINGS.

                  (i) No preliminary or permanent injunction or other order, judgment, decree or ruling issued by any court of competent jurisdiction nor any law, statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority, or national securities exchange shall be in effect that would prevent, prohibit or be violated by: any Offer, the consummation of any Offer or the transactions contemplated by this Agreement, the Ancillary Agreements or the Offer Documents; and

                  (ii) No action, proceeding or claim challenging this Agreement or any Ancillary Agreement, any Offer or any Offer Document or the transactions contemplated hereby or thereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any governmental authority before any court, arbitrator or governmental body, agency or official binding on any party hereto and be pending.

         (e) ANCILLARY AGREEMENTS. Except to the extent specified in paragraphs (f), (g) and (h) below, each of the Ancillary Agreements shall have been executed and delivered by each party thereto other than the Co-Issuers, and the same shall be in full force and effect.

         (f) REGISTRATION RIGHTS AMENDMENT. The holders of at least 60% of the shares subject to Parent's Second Amended and Restated Registration Rights Agreement dated as of April 20, 1999, as amended, shall have executed the Registration Rights Amendment and such amendment shall be in full force and effect.

         (g) TRIMARAN REGISTRATION RIGHTS AMENDMENT. The holders of at least 60% of the shares subject to Parent's Registration Rights Agreement dated as of November 20, 2000 shall have executed the Trimaran Registration Rights Amendment and such amendment shall be in full force and effect.

         (h) STOCKHOLDERS' AGREEMENT. The holders of at least 60% of the voting power of the Capital Stock (as defined in the Third Amended and Restated Stockholders' Agreement dated as of April 20, 1999, as amended, among Parent and certain other parties listed therein) held by parties to such agreement (excluding any limitations on voting power affecting entities regulated by the Bank Holding Company Act of 1956, as amended) shall have executed the Stockholders' Agreement and such amendment shall be in full force and effect.

         (i) ALL PURCHASERS FUNDED. Each Purchaser concurrently shall have consummated its purchase of the Purchaser Notes being purchased by it hereunder in accordance with Section 2.01(b).

         (j) THE CASH OFFERS. (1) the Minimum Tender Condition shall have been satisfied or, subject to Section 1.01(c) and 1.01(e), waived and (2) the General Conditions shall have been satisfied or, subject to Section 1.01(c) and 1.01(e), waived with respect to the Designated Cash Offers.

         (k) CONSENTS. The Co-Issuers and their subsidiaries shall have received all consents, authorizations, waivers or approvals from (i) the governmental agencies referred to in Section 3.06 and (ii) any party from which any such consent, authorization, waiver of approval may be required pursuant to the Credit Agreement, in the case of each consent, authorization, waiver or approval referred to in clauses (i) and (ii) above, in form and substance reasonably satisfactory to Parent, and no such consent, authorization or approval shall have been revoked.

         (l) FAIRNESS OPINION. The transactions contemplated by this Agreement (including the Cingular Transaction, the issuance and sale of the Purchaser Notes and the acceptance for payment of the High Yield Debt tendered pursuant to the Cash Offers) shall have been (or shall concurrently be) consummated in a manner that is consistent with the description of such transactions (including the assumptions made with respect to such transactions, including the Cingular Transaction) contained in the fairness opinion previously delivered to Parent's board of directors and referred to in Section 1.02 above or, if not so consistent, Parent's board of directors and the Special Committee shall have received, from a nationally recognized investment bank acceptable to the Special Committee and the Required Purchasers, a written opinion that the issuance and sale of the

Purchaser Notes is fair, from a financial point of view, to the Parent and its "restricted subsidiaries".

                                    ARTICLE 7
                                   TERMINATION

         SECTION 7.01. TERMINATION BY THE PARTIES. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

         (a) by mutual consent of the Required Purchasers and the Co-Issuers;

         (b)      by the Co-Issuers or by the Required Purchasers, if:

                  (i) Parent shall not have accepted for payment any of the High Yield Debt pursuant to the Cash Offers before the 30th Business Day following commencement of the Cash Offers or Parent shall have failed to commence the Offers within 5 Business Days following the date of this Agreement; PROVIDED that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the acceptance for payment by Parent of any of the High Yield Debt pursuant to the Cash Offers by such time or of the Cash Offers to be commenced by such time;

                  (ii) there shall be any law or regulation that makes acceptance for payment of, and payment for, the High Yield Debt pursuant to the Cash Offers or the issuance of the Purchaser Notes illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Parent from accepting for payment of, and paying for, the High Yield Debt pursuant to the Cash Offers or the Co-Issuers from issuing the Purchaser Notes and such judgment, injunction, order or decree shall have become final and nonappealable; or

                  (iii) Parent shall have terminated the Cash Offers pursuant to the terms of the Cash Offers to Purchase and Section 1.01 of this Agreement.

         SECTION 7.02. EFFECT OF TERMINATION. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to this Article 7, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto; PROVIDED that, if such termination shall result from the willful and knowing (i) failure of any party to fulfill a condition to the performance of the material obligations of the other parties, (ii) failure of any party to perform a material covenant hereof or (iii) material breach by any party hereto of any representation or warranty or agreement contained herein (clause (i), (ii) or (iii), a "MATERIAL BREACH"), such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other parties as a result of such failure or breach. The provisions of Sections 5.05, 5.07, 7.02, 8.01, 8.07 and
8.09 shall survive any termination hereof pursuant to Section 7.01.

                                   ARTICLE 8
                                  MISCELLANEOUS

         SECTION 8.01. ADDITIONAL PAYMENT; EXPENSES; INDEMNIFICATION.

         (a) The Co-Issuers, jointly and severally, shall reimburse the Purchasers or pay on their behalf all reasonable fees and expenses incurred by them in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements (including subsequent amendments and waivers relating hereto or to the Ancillary Agreements), including (without limitation) reasonable fees and expenses of Davis Polk & Wardwell, accountants, restructuring advisors and consultants, and stamp, stock issuance and other similar taxes payable in respect of the issuance of the Securities.

         (b) Concurrent with the execution of this Agreement, the Co-Issuers shall pay to each Purchaser or its designee an amount in cash equal to 0.75% of the aggregate principal amount of Purchaser Notes to be purchased by such Purchaser at the Closing.

         (c) As additional consideration for entering into this Agreement, in the event this Agreement is terminated, and if an Alternative Transaction that does not require at least $100 million of third party financing is consummated within six months following such termination, or entered into within six months following such termination and such Alternative Transaction is subsequently consummated, the Co-Issuers shall pay, within five days following the consummation of such Alternative Transaction, each Purchaser or its designee an amount in cash equal to 3% of the aggregate principal amount of Purchaser Notes to have been purchased by such Purchaser at the Closing (the "ALTERNATIVE TRANSACTION AMOUNT"); PROVIDED that the Alternative Transaction Amount shall not be payable to any Purchaser or its designee if this Agreement was terminated solely as a result of a Material Breach of one or more Purchasers (including such Purchaser).

         (d)      If Parent shall terminate one or more Cash Offers pursuant to
Section 1.01(d), Parent shall pay to each Purchaser (by wire transfer of immediately available funds no later than the date of termination of such Cash Offer(s)) an amount equal to 2% of the aggregate principal amount of Purchaser Notes to have been purchased by such Purchaser (but were not purchased by such Purchaser) at the Closing if (i) any condition to the Cash Offer(s) so terminated, other than the Minimum Condition (as defined in such Cash Offer(s)) or the condition entitled "Issuance and Funding of New Term Notes" set forth in Item 9 of any Cash Offer to Purchase, have not been satisfied, (ii) all conditions to closing set forth in Section 6.01 (except for Section 6.01(f)) and 6.02 (except for Section 6.02(i) and 6.02(j)) have been satisfied or waived by the Purchasers and the Co-Issuers, respectively and (iii) the Purchasers are ready, willing and able to consummate the purchase of the Purchaser Notes pursuant to Section 2.01(b). The obligations of Parent pursuant to this Section 8.01(d) shall be in addition to any obligations of the Co-Issuers under the other provisions of this
Section 8.01, except that any amount paid to the Purchasers pursuant to this
Section 8.01(d) shall be credited against any amount payable pursuant to Section 8.01(c).

         (e) Each of the Co-Issuers covenants and agrees, jointly and severally, that, in the event that any Purchaser is required to make a filing under the HSR Act in connection with any transaction to which any Co-Issuer is a party, the Co-Issuers will pay the reasonable fees and expenses of such Purchaser's counsel in preparing such filing, together with all filing fees. Each of the Co-Issuers covenants and agrees, jointly and severally, that, in the event that any Purchaser is required to make a filing under the HSR Act in connection with issuance of any Common Stock upon the conversion of any Purchaser Note, the Co-Issuers will pay the reasonable fees and expenses of such Purchaser's counsel in preparing such filing, together with all filing fees.

         (f) The Co-Issuers agree, jointly and severally, to indemnify and hold harmless (i) each Purchaser, (ii) each person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange
Act) any such person referred to in clause (i) (any of the persons referred to in this clause (ii) being referred to herein as a "CONTROLLING PERSON") and
(iii) the respective officers, directors, managing directors, equityholders, partners, employees, representatives, trustees, fiduciaries and agents of any person referred to in clause (i) or any such Controlling Person (any such person referred to in clause (i), (ii) or (iii), an "INDEMNIFIED PERSON") against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of are based upon or result from (x) in whole or in part any inaccuracy in any of the representations and warranties of the Co-Issuers contained herein or (y) in whole or in part any failure of the Co-Issuers to perform their obligations hereunder and will reimburse each such Indemnified Person for any reasonable legal and any other expenses incurred by such Indemnified Person in connection with investigating or defending any such action or claims as such expenses are incurred. The indemnity agreement set forth in this Section 8.01(f) shall be in addition to any liabilities that the Co-Issuers may otherwise have.

         (g) To the extent that any Co-Issuer shall have any obligation to indemnify any Indemnified Person hereunder, such obligation shall not include lost profits or other consequential, punitive or incidental damages (and the Indemnified Person shall not recover for such amounts).

         SECTION 8.02. SURVIVAL OF AGREEMENTS. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing until the four month anniversary of the date on which the Parent's audited consolidated financial statements for fiscal year 2002, certified by Ernst & Young LLP, have been delivered to the Required Purchasers or otherwise publicly filed, notwithstanding any investigation made at any time by or on behalf of any party hereto; PROVIDED that the representations and warranties contained in (i) Section 3.03 shall survive indefinitely and (ii) Section 3.11 and Section 3.13 shall survive until the end of the applicable statute of limitations (after giving effect to any waiver, mitigation or extension thereof). All statements contained in any certificate or other instrument delivered by the Co-Issuers hereunder shall be deemed to constitute representations and warranties made by the Co-Issuers. The covenants and agreements contained in this Agreement shall survive in accordance with their terms (or if no survival period is specified, until the end of the applicable statute of limitations (after giving effect to any waiver, mitigation or extension thereof)). Notwithstanding the preceding sentences of this Section 8.02, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall specify with reasonable detail such inaccuracy or breach and shall have been given to the party against whom such indemnity may be sought prior to such time.

         SECTION 8.03. PARTIES IN INTEREST; THIRD PARTY BENEFICIARIES. All covenants and agreements contained in this Agreement by or on behalf of any party hereto shall bind and inure to the benefit of the respective successors and permitted assigns of such party hereto whether so expressed or not. No provision of this Agreement, other than Section 5.06, is intended to confer any rights or remedies hereunder upon any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof, other than the parties hereto.

         SECTION 8.04. NOTICES. Any notice or other communications required or permitted hereunder shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class certified mail, postage prepaid, by nationally recognized overnight courier, or by telecopy addressed to such party at the address or telecopy number set forth below or such other address or telecopy number as may hereafter be designated in writing by the addressee to the addressor listing all parties:

         if to the Co-Issuers, to:

                  SpectraSite Holdings, Inc.
                  100 Regency Forest Drive, Suite 400
                  Cary, North Carolina   27511
                  Attention:  Mr. Stephen H. Clark

                  Telecopy:  (919) 468-0112

                  and

                  SpectraSite Intermediate Holdings, LLC
                  100 Regency Forest Drive, Suite 400
                  Cary, North Carolina   27511
                  Attention:  Mr. Stephen H. Clark
                  Telecopy:  (919) 468-0112
         with a copy to:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York 10019-6064
                  Attention: Bruce Gutenplan, Esq.
                  Telecopy: (212) 757-3990

         if to any Purchaser, to it at its address set forth on Schedule I hereto, with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York  10017
                  Attention:  Carole Schiffman, Esq.
                  Telecopy Number:  (212) 450-4800

or, in any case, at such other address or addresses as shall have been furnished in writing by such party to the other parties hereto. All such notices, requests, consents and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of mailing, on the fifth Business Day following the date of such mailing, (c) in the case of delivery by overnight courier, on the Business Day following the date of delivery to such courier, and (d) in the case of telecopy, when received.

         SECTION 8.05. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (including the Schedules and Exhibits hereto), the Notes and the Ancillary Agreements constitute the entire agreement of the parties with respect to the subject matter hereof and thereof. This Agreement may not be amended or modified nor any provisions waived except in a writing signed by the Co-Issuers and the Required Purchasers; PROVIDED that (i) any amendment, modification or waiver that materially adversely affects one Purchaser in a manner disparate from the manner in which the other Purchasers are affected shall also require the prior written consent of such affected Purchaser and (ii) except as otherwise provided in
Article 2, no amendment, modification or waiver may change the principal amount of Purchaser Notes to be purchased by any Purchaser without the prior written consent of such Purchaser. This Agreement shall not be assigned by operation of law or otherwise without the consent of the other parties hereto; PROVIDED that any

Purchaser may assign its obligations hereunder to (x) any affiliate of such Purchaser and (y) any other Purchaser or affiliate of such Purchaser. Anything in this Agreement to the contrary notwithstanding, no assignment of this Agreement or any rights or interests hereunder shall relieve the assignor of any liability or obligation hereunder.

         SECTION 8.06. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 8.07. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW RULES OF SUCH STATE.

         SECTION 8.08. HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         SECTION 8.09. JURISDICTION. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes therein and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address as provided in Section 8.04, such service to be effective 10 days after mailing.

         SECTION 8.10. OBLIGATIONS. The obligations of the Purchasers hereunder are several. No Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other Purchaser hereunder. The obligations of the Co-Issuers hereunder are joint and several.

         SECTION 8.11. REMEDIES. The parties hereto acknowledge and agree that in the event of any breach of Sections 1.01, 1.02, 5.02, 5.04 or 5.07 of this Agreement, the parties would be irreparably harmed and could not be made whole by monetary damages. Each party hereto accordingly agrees (i) not to assert by way of defense or otherwise that a remedy at law would be adequate, and (ii) that the parties agree, in addition to any other remedy to which they may be entitled, that the remedy of specific performance of this Agreement is appropriate in any action in court.

         SECTION 8.12. SEVERABILITY. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

         IN WITNESS WHEREOF, Parent, Intermediate Holdco and the Purchasers have executed this Agreement as of the day and year first above written.


                                SPECTRASITE HOLDINGS, INC.


                                By: /s/ Stephen H. Clark
                                    -------------------------------------------
                                    Name:       Stephen H. Clark
                                    Title:      President and CEO



                                SPECTRASITE INTERMEDIATE HOLDINGS, LLC

                                By SpectraSite Holdings, Inc.


                                By: /s/ Stephen H. Clark
                                    -------------------------------------------
                                    Name:       Stephen H. Clark
                                    Title:      President and CEO



                                WELSH, CARSON, ANDERSON & STOWE VIII, L.P.
                                By WCAS VIII Associates, L.L.C., Its
                                General Partner


                                By: /s/ Jonathan Rather
                                    -------------------------------------------
                                    Name:       Jonathan Rather
                                    Title:



                                WELSH, CARSON, ANDERSON & STOWE IX, L.P.
                                By WCAS IX Associates, L.L.C., Its
                                General Partner


                                By: /s/ Jonathan Rather
                                    -------------------------------------------
                                    Name:       Jonathan Rather
                                    Title:

                                    Patrick J. Welsh
                                    Russell L. Carson
                                    Bruce K. Anderson
                                    Thomas E. McInerney
                                    Robert A. Minicucci
                                    Lawrence B. Sorrel
                                    Anthony J. de Nicola
                                    Paul B. Queally
                                    IRA FBO Jonathan M. Rather
                                    D. Scott Mackesy
                                    Sanjay Swani
                                    IRA FBO John D. Clark
                                    IRA FBO James R. Matthews
                                    Sean Traynor
                                    John Almeida
                                    Eric J. Lee
                                    Andrew M. Paul
                                    Laura VanBuren
                                    Priscilla A. Newman


                                By: /s/ Jonathan Rather
                                    -------------------------------------------
                                    Name:       Jonathan Rather
                                    Individually and as Attorney-in-
                                    Fact



                                /s/ Kenneth Melkus
                                -----------------------------------------------
                                KENNETH MELKUS


                                TRUST U/A DATED 11/26/84
                                FBO ERIC WELSH


                                By: /s/ Carol Ann Welsh
                                    -------------------------------------------
                                    Name:       Carol Ann Welsh
                                    Title:      Trustee

                                TRUST U/A DATED 11/26/84
                                FBO RANDALL WELSH


                                By: /s/ Carol Ann Welsh
                                    -------------------------------------------
                                    Name:       Carol Ann Welsh
                                    Title:      Trustee



                                TRUST U/A DATED 11/26/84
                                FBO JENNIFER WELSH


                                By: /s/ Carol Ann Welsh
                                    -------------------------------------------
                                    Name:       Carol Ann Welsh
                                    Title:      Trustee